EXHIBIT 99.1

HANDHELD REPORTS FIRST QUARTER 2007 RESULTS

San Francisco, May 16, 2007 - HandHeld Entertainment, Inc. (NASDAQ: ZVUE), a global digital media company, today reported financial results for its first quarter ended March 31, 2007.

“The company has made substantial progress toward its goal of becoming a world-class network focused on the distribution and monetization of user-generated and commercial content,” said Jeff Oscodar, president and chief executive officer of HandHeld. “Just this year we have closed several new content and advertising partnerships, acquired three user-generated content Web sites focused on comedy, established a significant European presence and strengthened our management team. We are continuing to build our network of Web sites that provide young adults with the best video entertainment on the screens that matter to them the most - PCs and mobile devices. We believe that the HandHeld network will provide advertisers with a robust platform for reaching their desired consumers.”

Revenue for the first quarter of 2007 was approximately $390,000 compared to approximately $584,000 in the first quarter of 2006. Net loss for the first quarter of 2007 was $2.9 million, or ($0.20) per fully diluted share, compared to a net loss of $3.9 million, or ($0.41) per fully diluted share, in the first quarter of 2006. The net loss included a non-cash stock based compensation and amortization expense related to our acquisitions of approximately $1.1 million and approximately $774,000, respectively, for the three month periods ended March 31, 2007 and 2006. The company anticipates that it will be cash flow positive in the fourth quarter of 2007.

Cash and cash equivalents were $2.6 million at March 31, 2007 compared to $3.7 million at December 31, 2006. The change in the cash and cash equivalents balance primarily reflects payments for the company’s recent acquisitions and accelerated product deliveries of the MP3 player pre-loaded with Sony BMG content and HandHeld’s personal media players by the company’s manufacturing partner.

“While we have begun to realize revenue from advertising sales, as expected, first quarter revenue was primarily derived from sales of the ZVUE 250 media player,” continued Oscodar. “We are excited about our ability to accelerate revenue through advertising partnerships and direct placement opportunities as well as the upcoming release of the ZVUE 260, due out in mid-2007. We believe that the Model 260 will be popular due to its price, new industrial design and bright screen. We also believe that the design and value pricing provide OEM and co-branded player opportunities not previously available to us. ”

“Our Web business continues to grow through acquisitions,” added Oscodar. “Since the beginning of the year, HandHeld has acquired three Web properties: Putfile.com, Unoriginal.co.uk and Holylemon.com. Putfile, the largest of these acquisitions, was recently recognized as one of the top 15 user generated Web sites in the world. The combination of Putfile, Unoriginal, Holylemon and previously acquired YourDailyMedia.com gives us a substantial presence in the United Kingdom and Europe. Additionally our network has consistently been highly ranked by Google for organic search returns for the ‘funny videos’ keyword where our sites currently return four of the top six results.”

HandHeld continues to acquire top tier content for its network of Web sites. The company’s recently announced relationship with Showtime Networks to carry the series premiere of “The Tudors” demonstrates HandHeld’s ability to provide its users with top quality video entertainment (visit http://www.zvue.com/html/searchresults.php?action=search&store=SHO for more great Showtime content). By combining premium content from Showtime, Sony BMG, IMG media and other similar providers, HandHeld expects to be able to generate more page views from its users which should increase advertising and download revenues.

HandHeld recently strengthened its management team with the addition of experienced advertising sales and engineering executives. These executives are expected to accelerate and lead the company’s efforts to integrate its Web properties and drive advertising revenue through relationships with brands and advertising agencies, leading to increased advertising revenue.

“The strength of our network as an effective platform for advertisers was recently acknowledged by Ckrush Inc.’s decision to select us as their online and mobile marketing partner for their upcoming feature film, ‘Live Mansion: The Movie,’” concluded Oscodar. “As a direct result of this partnership, our network of Web sites will promote this innovative motion picture and have access to exclusive content connected with the making of the movie.”

About HandHeld
HandHeld Entertainment (NASDAQ: ZVUE) is a global digital media company. Its network of Web sites (Putfile.com, Holylemon.com, UnOriginal.co.uk, YourDailyMedia.com, Dorks.com, FunMansion.com and ZVUE.com) now house more than 525,000 user-generated and premium videos in total - videos available for purchase or free viewing. Its ZVUE personal media players are mass-market priced and currently available for purchase online and in more than 2,200 Wal-Mart stores throughout the U.S. For more information, visit www.zvue.com.

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HandHeld Entertainment, ZVUE.com, Putfile.com, YourDailyMedia.com, FunMansion.com, Dorks.com, UnOriginal.co.uk and ZVUE are trademarks of HandHeld Entertainment. All other trademarks are property of their respective owners.

Safe Harbor Statement
Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “plans” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products and service offerings, change in product and service mix, decreasing reliance for financial results on consumer electronics product sales, ability to monetize, grow users and obtain synergies from acquired user-generated content providers, ability to integrate acquisitions, the effectiveness, profitability, and marketability of such products and services, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products, services, pricing or technological changes and the effect of general economic and business conditions. Additional risks and forward looking statements are set forth from time to time in the Company’s filings with the United States Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, and other filed reports. All forward-looking statements included in this release are made as of the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

INVESTOR CONTACT:
The Blueshirt Group
Scott Wilson, 415-489-2188, scott@blueshirtgroup.com

MEDIA CONTACT:
Politis Communications
David Politis, 801-523-3730 (wk), 801-556-8184 (cell), dpolitis@politis.com or
Jonathan Bacon, 801-523-3730 (wk), 801-660-7820 (cell), jbacon@politis.com